Contact: Alfred A. Pease
Chairman, President and CEO
734 414-6100

PERCEPTRON ANNOUNCES MANAGEMENT CHANGES

Plymouth, Michigan, September 7, 2007 - Perceptron, Inc. (NASDAQ: PRCP) today announced changes in the Company’s management team. Bill Corriveau, Senior Vice President - Global Automotive Business Unit, has left the Company to pursue other business opportunities. Mark S. Hoefing, Vice President - Sales and Marketing, has been appointed as the acting head of the Global Automotive Business Unit. These changes are effective immediately.

Mr. Hoefing joined the Company in March 2001 as Director of Sales and Marketing and became Vice President - Sales and Marketing in December 2004. Prior to joining the Company, Mr. Hoefing was employed by Rockwell Automation, a global automotive solution provider, where he served as Manager, Automotive Industry Solutions from 1999 to 2001. Prior to that, Mark had various other managerial positions with Rockwell Automation from 1996 to 1999 and with Allen-Bradley Company from 1981 to 1996. Mr. Hoefing holds a Bachelor’s degree in Mechanical Engineering from the University of Illinois.

Commenting on the changes, Alfred A. Pease, Chairman, President and Chief Executive Officer said, “These changes reflect the evolution of our business and priorities. We extend to Bill our thanks for his contributions and leadership over the past seven years. We look forward to Mark’s leadership in expanding the business opportunities for the Global Automotive Business Unit throughout the world. He is expected to play a key role in Perceptron’s continued growth.”

About Perceptron
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company’s Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron’s Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 230 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore and China. For more information, please visit www.perceptron.com.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700